Exhibit 8.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrown.com

October 1, 2015

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Re:	Canadian Imperial Bank of Commerce

Registration Statement on Form F-3

Dear Sirs:

We have represented Canadian Imperial Bank of Commerce, a bank organized under the Bank Act (Canada) (the “Bank”), in connection with the issuance and delivery of $47,817,960 aggregate principal amount of Capped Leveraged Index Return Notes® Linked to the S&P 500® Index due September 29, 2017 (the “Notes”), as described in the Pricing Supplement dated September 24, 2015 (the “Pricing Supplement”), related to the Prospectus Supplement dated April 30, 2015 and the Prospectus dated April 30, 2015 contained in or deemed to be part of the Registration Statement on Form F-3 (File No. 333-202584) of the Bank (the “Registration Statement”).

We hereby confirm to you that the statements of U.S. tax law set forth under the heading “Summary of U.S. Federal Income Tax Consequences” in the Pricing Supplement constitute a fair and accurate summary of the material United States tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Pricing Supplement.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

CIBC

October 1, 2015

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP